Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter 2016 Results

Delivers strong cost performance in each operating segment

Simplified capital structure with solid cash position

Initiates 2017 full-year guidance

ST. LOUIS, Feb. 8, 2017 — Arch Coal, Inc. (NYSE: ARCH) today reported fourth quarter 2016 net income of $33.4 million or $1.31 per diluted share. Revenues for the period totaled $575.7 million on 26.8 million tons of coal sales. The company reported adjusted earnings before interest, taxes, depreciation, depletion, amortization and reorganization items (“adjusted EBITDAR”) of $94.5 million(1).

Notably, less than nine months after filing for Chapter 11, Arch Coal successfully completed its financial restructuring and emerged from bankruptcy as a reorganized company on October 5, 2016. As a result, Arch applied fresh start accounting as of October 1, 2016; therefore, its financial statements after September 30 are not comparable to the financial statements prior to that date. Certain non-GAAP comparative analysis is available in the operational results section of this release and in the investor section of archcoal.com.

“Arch achieved a strong financial and operational performance in the fourth quarter — our first earnings period following the completion of our successful restructuring,” said John W. Eaves, Arch’s chief executive officer. “These results demonstrate the positive momentum in our business and the potential we have to elevate our performance still further as the industry continues to evolve. We are confident in our ability to leverage our strong operating portfolio, commercial and logistical expertise and enhanced financial foundation to deliver long-term value for our shareholders.”

Arch’s Financial Position

As a result of its financial restructuring, the company greatly reduced its total indebtedness and interest expense, creating a strong financial platform fortified to support its operations in every

(1)  Adjusted EBITDAR is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

phase of the coal market cycle. In total, the company eliminated nearly $4.8 billion of debt obligations and $330 million of annual cash interest expense. Currently, Arch’s debt level totals $363 million, with approximately $38 million of annual interest expense. Taking into account reorganization payments made at the time of emergence, Arch’s cash and short-term investment balance grew from $309 million at September 30 to over $393 million at December 31.

“Our successful financial restructuring has dramatically transformed our capital structure, enhanced our balance sheet and provided the kind of financial flexibility that will enable us to compete successfully in today’s marketplace,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “Our fourth quarter performance illustrates the overall strength of the new Arch Coal, and our liquidity position will enable us to execute our strategy, capitalize fully on our low-cost operating portfolio, and generate long-term shareholder value.”

Arch’s Fundamental Foundation

Arch remains a leader in surface and underground mine safety, with a total incident rate more than two times better than the industry average. During 2016, Arch operations were honored with the top state safety awards in West Virginia, Wyoming and Colorado. Arch was also honored with a national Sentinels of Safety award and its Leer operation was recognized by the National Institute for Occupational Safety and Health (NIOSH) with the Technology Innovation Award.

Arch once again excelled in environmental stewardship, recording a company-best performance, with nine complexes completing 2016 with a perfect environmental record as measured by the Surface Mining Control and Reclamation Act (SMCRA). In the past year, dedication to environmental management has earned Arch and its subsidiaries 11 significant state awards, including top reclamation accolades in West Virginia, Wyoming and Colorado.

“Through the unwavering commitment of our entire workforce, Arch continues to stand out among its peers in safety and environmental performance,” said Paul A. Lang, Arch’s president and chief operating officer. “We have long believed that safe and responsible operations are the most efficient operations, and we will continue to focus diligently on the core values that serve as the foundation of our company.”

Arch’s Operational Results

“Our operations turned in a solid cost performance during the fourth quarter of 2016 — with the metallurgical portfolio reinforcing our low-cost position among U.S. metallurgical suppliers,” said Lang.  “Looking ahead we will continue to focus on maintaining our disciplined approach to cost control, maximizing the value of our diverse product slate and expanding margins in each of our operating segments.”

	Metallurgical
	Successor	Predecessor
	4Q16	3Q16
Tons sold (in millions)	2.4	2.2
Coking	1.7	1.6
PCI	0.2	0.1
Thermal	0.5	0.4
Average sales price per ton	$65.61	$55.37
Coking	$75.36	$57.80
PCI	$54.78	$51.33
Thermal	$36.86	$47.59
Cash cost per ton	$52.98	$51.29
Cash margin per ton	$12.63	$4.08

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Mining complexes included in this segement are Beckley, Leer, Lone Mountain, Mountain Laurel and Sentinel

In the Metallurgical segment, the company shipped 1.7 million tons of coking coal at an average realized price of $75.36 per ton, a 30-percent increase over the average realized price in the prior quarter, with the remaining volume consisting of a mix of pulverized coal injection (PCI), thermal and lower quality thermal byproduct coal. Realizations benefited from higher pricing on new coking coal sales and stronger pricing on index-based contracts that shipped during the quarter. During the fourth quarter, segment cash margins expanded more than three-fold compared to the prior quarter, reaching $12.63 per ton, with the average sales price increasing $10.24 per ton. Stronger pricing on coking and PCI sales helped offset the impact of increased shipments of lower-priced thermal and thermal byproduct coal. Two planned longwall moves in the region contributed to the modest increase in cash costs when compared with the third quarter. Arch believes its metallurgical segment costs are at the very low end of the industry cost curve.

	Powder River Basin
	Successor	Predecessor
	4Q16	3Q16

Tons sold (in millions)	21.8	22.7
Average sales price per ton	$12.41	$12.79
Cash cost per ton	$9.88	$9.34
Cash margin per ton	$2.53	$3.45

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Mining complexes included in this segment are Black Thunder and Coal Creek

In the Powder River Basin, the company shipped 21.8 million tons as stronger natural gas prices contributed to solid demand from power generators. Average sales price per ton declined 3 percent versus the third quarter, driven by sales mix between mines. While cash costs in the segment rose due to volume decline, Arch still achieved an exceptional cost performance when compared to historical levels. Looking ahead, costs in the Powder River Basin are expected to normalize in the range of $10.20 to $10.70 per ton as Black Thunder settles into its anticipated new level of production of 70 to 80 million tons per year.

	Other Thermal
	Successor	Predecessor
	4Q16	3Q16

Tons sold (in millions)	2.5	2.5
Average sales price per ton	$34.01	$34.52
Cash cost per ton	$21.79	$23.10
Cash margin per ton	$12.22	$11.42

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Mining complexes included in this segement are Coal-Mac, Viper and West Elk

In the Other Thermal segment, which now includes the Coal-Mac operation in West Virginia, cash margins reached $12.22 per ton, an increase of 7 percent versus the third quarter, driven primarily by solid overall cost performance. Improved pricing on international sales due to West Elk’s ability to capitalize on the uptick in Newcastle prices helped offset weaker shipments from the Viper mine, which was hampered by an extended operating outage at its largest customer.

Key Market Developments

Metallurgical Coal Markets

•                  Global metallurgical markets rebounded significantly in the latter part of 2016, with average pricing assessments off the East Coast of the United States increasing by 130 percent year-over-year for High-Vol A coking coal.

•                  Arch attributes the increase in metallurgical pricing to several developments, including production restrictions in China and the impact of a multi-year period of reduced global investment and supply rationalization.

•                  Looking ahead, the company expects the market to address the undersupplied conditions of 2016, with new supply coming online in response to stronger price signals. With this supply response, we expect the market to return to a healthy balance, with prices stabilizing at levels needed to keep the market in relative equilibrium.

•                  The World Steel Association expects global demand for steel to increase by 0.5 percent in 2017, with more robust growth projected for key Atlantic Basin markets, including the United States, Europe and Brazil.

•                  Moreover, Arch is projecting additional strengthening in the seaborne market, with sizeable increases in demand for high-quality, imported coking coal in India, and a continuation of the conditions that bolstered China’s participation in seaborne markets in the year’s second half.

Thermal Coal Markets

•                  Despite a relatively mild winter thus far, natural gas is trading in a higher range than a year ago. Assuming this trend continues, it should spur higher utilization rates at coal-based power plants and stronger thermal coal consumption levels throughout 2017.

•                  Although still elevated, stockpiles at U.S. coal-based power plants declined by more than 35 million tons, or 17 percent, during the course of 2016, according to company estimates. Arch expects this stockpile liquidation to continue at least through the first half of 2017.

•                  Given current production rates and assuming normal weather, Arch anticipates utility stockpiles to reach target levels sometime in the third quarter of 2017.  Once that occurs, thermal coal demand and shipments should increase and market conditions should improve.

•                  Additionally, the new Administration should prove to be positive for Arch’s metallurgical and thermal franchises. Arch anticipates that the new Administration will constructively address the regulatory burden that has pressured the industry in recent years, resulting in stabilization in domestic thermal coal demand in the intermediate term. Further, Arch anticipates a sharp focus on maintaining a competitive domestic steel sector.

Company Outlook

Arch has established sales targets for 2017 of between 7.2 million and 7.8 million tons of metallurgical coal, which includes PCI coal, and between 88 million and 96 million tons of thermal coal. At the midpoint of its guidance level, Arch is nearly 75 percent committed on coking coal sales for the full year, with nearly 35 percent of that committed volume exposed to index and other pricing mechanisms. At the midpoint of guidance, Arch’s thermal sales are nearly 85 percent committed for the full year.

“As we progress through 2017, we expect metallurgical prices to remain well above the levels that prevailed during the first half of 2016,” said Eaves. “Moreover, we anticipate improving conditions in U.S. thermal markets, particularly later in the year. Given the highly competitive cost structures of our metallurgical, Powder River Basin and complementary thermal operations, we believe we are advantageously positioned to capitalize on the still-strong metallurgical markets and continuing recovery in U.S. thermal markets.”

	2017
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	6.5	-	7.0
PCI	0.7	-	0.8
Thermal	88.0	-	96.0
Total	95.2	-	103.8

Metallurgical (in millions of tons)
Committed, Priced Coking	3.3			$89.70
Committed, Unpriced Coking	1.7
Total Committed Coking	5.0

Committed, Priced PCI	0.7			$64.82
Committed, Unpriced PCI	—
Total Committed PCI	0.7

Committed, Priced Thermal	1.0			$34.52
Committed, Unpriced Thermal	—
Total Committed Thermal	1.0

Average Metallurgical Cash Cost				$51.00	-	$56.00

Powder River Basin (in millions of tons)
Committed, Priced	66.1			$12.51
Committed, Unpriced	3.3
Total Committed	69.4
Average Cash Cost				$10.20	-	$10.70

Other Thermal (in millions of tons)
Committed, Priced	6.6			$35.76
Committed, Unpriced	—
Total Committed	6.6
Average Cash Cost				$25.00	-	$30.00

Corporate (in $ millions)
D,D&A excluding Sales Contract Amortization				$124	-	$132
Sales Contract Amortization				$50	-	$58
ARO Accretion				$30	-	$32
S,G&A				$85	-	$89
Interest Expense				$36	-	$40
Capital Expenditures				$52	-	$60
Tax Provision				5%	-	10%

“We are enthusiastic about Arch’s future and the opportunities that lie before us. We are intently focused on solidifying our position as a premier U.S. coal supplier — maintaining our disciplined operating approach, enhancing our customer service and delivering significant returns for our shareholders.”

A conference call regarding Arch Coal’s fourth quarter 2016 financial results will be webcast live today at 11 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Successor	Predecessor
	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016	Year ended December 31, 2015
	(Unaudited)	(Unaudited)

Revenues	$575,688	$1,398,709	$2,573,260

Costs, expenses and other operating
Cost of sales	470,644	1,264,464	2,172,753
Depreciation, depletion and amortization	32,604	191,581	379,345
Accretion on asset retirement obligations	7,634	24,321	33,680
Amortization of sales contracts, net	796	(728)	(8,811)
Change in fair value of coal derivatives and coal trading activities, net	396	2,856	(1,583)
Asset impairment and mine closure costs	—	129,267	2,628,303
Losses from disposed operations resulting from Patriot Coal bankruptcy	—	—	116,343
Selling, general and administrative expenses	22,836	59,343	98,783
Other operating (income) expense, net	(5,340)	(15,257)	19,510
	529,570	1,655,847	5,438,323

Income (loss) from operations	46,118	(257,138)	(2,865,063)

Interest expense, net
Interest expense	(11,241)	(135,888)	(397,979)
Interest and investment income	487	2,653	4,430
	(10,754)	(133,235)	(393,549)

Income (loss) before nonoperating expenses	35,364	(390,373)	(3,258,612)

Nonoperating income (expense)
Net loss resulting from early retirement of debt and debt restructuring	—	(2,213)	(27,910)
Reorganization items, net	(759)	1,630,041	—
	(759)	1,627,828	(27,910)

Income (loss) before income taxes	34,605	1,237,455	(3,286,522)
Provision for (benefit from) income taxes	1,156	(4,626)	(373,380)

Net income (loss)	$33,449	$1,242,081	$(2,913,142)

Net income per common share
Basic EPS	$1.34	N/A	N/A

Diluted EPS	$1.31	N/A	N/A

Basic weighted average shares outstanding	25,002	N/A	N/A

Diluted weighted average shares outstanding	25,469	N/A	N/A

Adjusted EBITDAR (A) (Unaudited)	$94,497	$87,303	$283,797
Adjusted diluted income per common share (A)	$1.65	N/A	N/A

(A) Adjusted EBITDAR and Adjusted diluted income per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	Successor	Predecessor
	December 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$305,372	$450,781
Short term investments	88,072	200,192
Restricted cash	71,050	97,542
Trade accounts receivable	184,483	117,405
Other receivables	19,877	18,362
Inventories	113,462	196,720
Prepaid royalties	2,281	10,022
Coal derivative assets	262	8,035
Other current assets	93,763	39,866
Total current assets	878,622	1,138,925

Property, plant and equipment, net	1,053,603	3,619,029

Other assets
Prepaid royalties	—	23,671
Equity investments	96,074	201,877
Other noncurrent assets	108,298	58,379
Total other assets	204,372	283,927
Total assets	$2,136,597	$5,041,881

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$95,953	$128,131
Accrued expenses and other current liabilities	205,240	329,450
Current maturities of debt	11,038	5,042,353
Total current liabilities	312,231	5,499,934
Long-term debt	351,841	30,953
Asset retirement obligations	337,227	396,659
Accrued pension benefits	38,884	27,373
Accrued postretirement benefits other than pension	101,445	99,810
Accrued workers’ compensation	184,568	112,270
Other noncurrent liabilities	63,824	119,171
Total liabilities	1,390,020	6,286,170

Stockholders’ equity (deficit)
Common Stock	250	2,145
Paid-in capital	688,424	3,054,211
Treasury stock, at cost	—	(53,863)
Accumulated earnings (deficit)	33,449	(4,244,967)
Accumulated other comprehensive income (loss)	24,454	(1,815)
Total stockholders’ equity (deficit)	746,577	(1,244,289)
Total liabilities and stockholders’ equity (deficit)	$2,136,597	$5,041,881

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016	Year ended December 31, 2015
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$33,449	$1,242,081	$(2,913,142)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	32,604	191,581	379,345
Accretion on asset retirement obligations	7,634	24,321	33,680
Amortization of sales contracts, net	796	(728)	(8,811)
Prepaid royalties expensed	2,587	4,791	8,109
Deferred income taxes	3	(419)	(367,210)
Employee stock-based compensation expense	1,032	2,099	5,760
Gains on disposals and divestitures	(485)	(6,628)	(2,270)
Asset impairment and noncash mine closure costs	—	119,194	2,613,345
Losses from disposed operations resulting from Patriot Coal bankruptcy	—	—	116,343
Net loss resulting from early retirement of debt and debt restructuring	—	2,213	27,910
Non-cash bankruptcy reorganization items	—	(1,775,910)	—
Amortization relating to financing activities	467	12,800	25,241
Changes in:
Receivables	(22,196)	(42,786)	98,212
Inventories	24,870	34,440	(6,534)
Coal derivative assets and liabilities	1,662	5,678	973
Accounts payable, accrued expenses and other current liabilities	34,129	15,316	(15,532)
Asset retirement obligations	(4,535)	(12,041)	(17,040)
Pension, postretirement and other postemployment benefits	(5,625)	(15,692)	4,800
Other	(22,200)	(28,528)	(27,546)
Cash provided by (used in) operating activities	84,192	(228,218)	(44,367)

Investing activities
Capital expenditures	(15,214)	(82,434)	(119,024)
Minimum royalty payments	(63)	(305)	(5,871)
Proceeds from (consideration paid for) disposals and divestitures	572	(2,921)	2,191
Purchases of short term investments	—	(98,750)	(246,735)
Proceeds from sales of short term investments	23,000	185,859	290,205
Proceeds from sale of investments in equity investments and securities	—	1,147	2,259
Investments in and advances to affiliates, net	(823)	(3,441)	(11,502)
Withdrawals (deposits) of restricted cash	10,512	15,979	(91,864)
Cash provided by (used in) investing activities	17,984	15,134	(180,341)

Financing activities
Payments on term loan	(816)	—	(19,500)
Net payments on other debt	3,374	(11,986)	(11,332)
Debt financing costs	—	(23,011)	—
Expenses related to debt restructuring	—	(2,213)	(27,910)
Other	151	—	—
Cash provided by (used in) financing activities	2,709	(37,210)	(58,742)

Increase (decrease) in cash and cash equivalents	104,885	(250,294)	(283,450)
Cash and cash equivalents, beginning of period	200,487	450,781	734,231

Cash and cash equivalents, end of period	$305,372	$200,487	$450,781

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	Successor	Predecessor
	December 31,	December 31,
	2016	2015
	(Unaudited)

Term loan due 2021 ($326.5 million face value)	$325,684	$—
Term loan due 2018 ($1.9 billion face value)	—	1,875,429
7.00% senior notes due 2019 at par	—	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	—	365,600
8.00% senior secured notes due 2019 at par	—	350,000
7.25% senior notes due 2020 at par	—	500,000
7.25% senior notes due 2021 at par	—	1,000,000
Other	37,195	47,134
Debt issuance costs	—	(64,857)
	362,879	5,073,306
Less: current maturities of debt	11,038	5,042,353
Long-term debt	$351,841	$30,953

Calculation of net debt
Total debt (excluding debt issuance costs)	$362,879	$5,138,163
Less liquid assets:
Cash and cash equivalents	305,372	450,781
Short term investments	88,072	200,192
	393,444	650,973
Net debt	$(30,565)	$4,487,190

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Successor		Predecessor
	October 2, 2016 through December 31, 2016		January 1, 2016 through October 1, 2016		Year ended December 31, 2015
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	21.8		54.9		108.5

Segment Sales	$270.9	$12.41	$714.2	$13.01	$1,426.3	$13.15
Segment Cash Cost of Sales	215.5	9.88	601.5	10.95	1,143.4	10.54
Segment Cash Margin	55.4	2.53	112.6	2.06	282.9	2.61

Metallurgical
Tons Sold	2.4		6.7		8.4

Segment Sales	$160.2	$65.61	$355.7	$53.15	$556.4	$66.62
Segment Cash Cost of Sales	129.4	52.98	344.0	51.40	487.4	58.36
Segment Cash Margin	30.8	12.63	11.7	1.75	69.0	8.26

Other Thermal
Tons Sold	2.5		5.2		9.8

Segment Sales	$85.4	$34.01	$187.4	$36.16	$364.4	$37.32
Segment Cash Cost of Sales	54.7	21.79	156.9	30.28	273.5	28.01
Segment Cash Margin	30.7	12.22	30.5	5.88	91.0	9.31

Total Segment Cash Margin	$116.9		$154.8		$442.8

Selling, general and administrative expenses	(22.8)		(59.3)		(98.8)
Liquidated damages under export logistics contracts	—		(1.6)		(52.9)
Other	0.5		(6.6)		(7.3)

Adjusted EBITDAR	$94.5		$87.3		$283.8

Reconciliation of Non-GAAP Measures

	Successor	Predecessor
	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016	Year ended December 31, 2015
	(Unaudited)	(Unaudited)	(Unaudited)

Total segment sales	$516.4	$1,257.2	$2,347.1
Transportation costs billed to customers	57.2	121.7	181.2
Coal risk management derivative settlements	(0.1)	0.4	(3.2)
Other (1)	2.2	19.4	48.1
Revenues	$575.7	$1,398.7	$2,573.3

(1) Other includes coal sales associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment.

	Successor	Predecessor
	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016	Year ended December 31, 2015
	(Unaudited)	(Unaudited)	(Unaudited)

Total segment cash cost of sales	$399.6	$1,102.4	$1,904.3
Transportation costs billed to customers	57.2	121.7	181.2
Risk management derivative settlements—diesel fuel	0.4	(3.6)	(8.1)
Fresh start coal inventory fair value adjustment	7.3	—	—
Other (1)	6.2	44.0	95.3
Cost of sales	$470.6	$1,264.5	$2,172.8

(1) Other includes costs associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment and operating overhead.

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDAR

Adjusted EBITDAR is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and reorganization items, net. Adjusted EBITDAR may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDAR is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDAR are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDAR should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDAR to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDAR may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDAR.

	Successor	Predecessor
	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016	Year ended December 31, 2015
	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$33,449	$1,242,081	$(2,913,142)
Income tax (benefit) expense	1,156	(4,626)	(373,380)
Interest expense, net	10,754	133,235	393,549
Depreciation, depletion and amortization	32,604	191,581	379,345
Accretion on asset retirement obligations	7,634	24,321	33,680
Amortization of sales contracts, net	796	(728)	(8,811)
Asset impairment and mine closure costs	—	129,267	2,628,303
Losses from disposed operations resulting from Patriot Coal bankruptcy	—	—	116,343
Net loss resulting from early retirement of debt and debt restructuring	—	2,213	27,910
Reorganization items, net	759	(1,630,041)	—
Fresh start coal inventory fair value adjustment	7,345	—	—

Adjusted EBITDAR	$94,497	$87,303	$283,797

Adjusted net income (loss) and adjusted diluted income (loss) per share

Adjusted net income (loss) and adjusted diluted income (loss) per common share are adjusted for the after-tax impact of reorganization items, net and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income (loss) and adjusted diluted income (loss) per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net income (loss) and adjusted diluted income (loss) per share should not be considered in isolation, nor as an alternative to net income (loss) or diluted income (loss) per common share under generally accepted accounting principles.

	Successor	Predecessor
	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016	Year ended December 31, 2015
	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$33,449	$1,242,081	$(2,913,142)

Amortization of sales contracts, net	796	(728)	(8,811)
Asset impairment and mine closure costs	—	129,267	2,628,303
Losses from disposed operations resulting from Patriot Coal bankruptcy	—	—	116,343
Net loss resulting from early retirement of debt and debt restructuring	—	2,213	27,910
Reorganization items, net	759	(1,630,041)	—
Fresh start coal inventory fair value adjustment	7,345	—	—
Tax impact of adjustment	(287)	262	(345,166)

Adjusted net income (loss)	$42,062	$(256,946)	$(494,563)

Diluted weighted average shares outstanding	25,469	N/A	N/A

Diluted income per share	$1.31	N/A	N/A

Amortization of sales contracts, net	0.03	N/A	N/A
Asset impairment and mine closure costs	—	N/A	N/A
Losses from disposed operations resulting from Patriot Coal bankruptcy	—	N/A	N/A
Net loss resulting from early retirement of debt and debt restructuring	—	N/A	N/A
Reorganization items, net	0.03	N/A	N/A
Fresh start coal inventory fair value adjustment	0.29	N/A	N/A
Tax impact of adjustments	(0.01)	N/A	N/A
Adjusted diluted income per share	$1.65	N/A	N/A